Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

Heritage Commerce Corp  (“we,” “our” or “Company”) has only one class of securities registered under the Securities Exchange Act of 1934, as amended, consisting of our common stock, no par value (“Common Stock”). The following description of our Common Stock is a summary only and does not purport to be complete, as such description is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles”) and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as Exhibits 3.1, 3.2 and 3.3, respectively, to the Annual Report on Form 10-K. The Company encourages you to read the Articles, the Bylaws and the applicable provisions of the California General Corporation Code for more information.

General

Our authorized capital stock consists of 100,000,000 shares of Common Stock, no par value, (“Common Stock”) and 10,000,000 shares  of preferred stock, no par value (“Preferred Stock”). The authorized but unissued shares of our capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. As of February 14, 2020, there were 59,548,859  shares of Common Stock issued and outstanding, and no shares of Preferred Stock were issued and outstanding. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable.

Description of Common Stock

Dividends

Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our Common Stock is subject to the laws of the state of California, applicable federal and state banking laws and regulations, and the terms of any senior securities (including Preferred Stock) or any debt securities we may then have outstanding. Our principal source of income is dividends that are declared and paid by our wholly owned banking subsidiary, Heritage Bank of Commerce, on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from Heritage Bank of Commerce.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of record held on all matters submitted to a vote of shareholders, including the election of directors, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of Preferred Stock. Holders of Common Stock are entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Holders of our Common Stock may not take action by written consent.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, holders of our Common Stock, are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding Preferred Stock. Because we are a bank holding company, our rights and the rights of our creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

Preemptive and Other Rights

Holders of our Common Stock are not entitled to any preemptive, subscription, redemption, exchange or conversion rights, and no sinking fund will be applicable to the Common Stock.

Provisions in Our Articles of Incorporation, Our Bylaws and Federal and State Law Affecting Our Shareholders

Our Articles and Bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board of Directors or management more difficult. Such provisions include a requirement that shareholder approval for any action proposed by the Company must be obtained at a shareholders meeting and may not be obtained by written consent. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Our Bylaws provide that shareholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual meeting of the shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the corporate secretary at our principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Our Bylaws also specify certain requirements as to the form and content of a shareholder’s notice. These provisions may restrict the ability of our shareholders to bring business before our annual meeting of shareholders or to make nominations for directors at our annual meeting or any special meeting of shareholders.

The foregoing is qualified in its entirety by reference to our Articles and Bylaws, both of which are on file with the SEC.

Section 1203 of the Corporations Code of California includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing in control or management of the Company. If an “interested person” makes an offer to purchase the shares of some or all of our shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If after receiving an offer from such an “interested person” we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the California Department of Business Oversight has approved such acquisition of control. A person would be deemed to have acquired control of the Company if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding common stock would be presumed to control the Company.

The Bank Holding Company Act of 1956, as amended, generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.

The foregoing provisions of California and federal law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our company or other changes in our management.

Listing

Our Common Stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “HTBK.”

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